This Agreement between Coors Brewing Company ("Coors") and LEGAL NAME, DBA TYPE DBA NAME of MARKET AREA, STATE ("Distributor"), a TYPE OF LEGAL ENTITY organized under the laws of the State of ___________________, is made effective as of January 1, 1997.

1. PURPOSE

1.1 This Agreement sets forth the respective obligations of Coors and Distributor regarding the sale by Coors to Distributor of only those Coors products listed on Exhibit A (the "Products") and Distributor's resale of the Products to retailers. Coors may amend Exhibit A from time to time to add new products. The purpose of this Agreement is to support and promote the acceptance and popularity of the Products with consumers resulting in the success of Distributor and Coors.

1.2 Distributor and Coors agree that this Agreement includes by reference the terms of the Coors Distributor Standards Manual
      (the "Standards Manual"), as amended from time to time, but no more frequently than annually, by Coors, and the terms of the letter confirming the appointment of Distributor (the
      "Appointment Letter"). The implementation, performance and enforcement of the terms of this Agreement and the Standards
      Manual shall be subject to the duty of good faith and fair dealing.

2. APPOINTMENT

2.1 Coors hereby appoints Distributor as its sole wholesale distributor of, and grants Distributor the right to sell the Products only in the Market Area described in Exhibit B (the "Market Area"). The purpose of designating the Market Area is to establish geographic boundaries within which Distributor is accountable for quality control of Products and within which Coors can evaluate Distributor's performance of its obligations under this Agreement. Except as indicated below, Coors will not grant to any other distributor the right to sell the Products in the Market Area.

2.2 Distributor shall not sell, deliver or transfer any Product to any retail account outside the Market Area or to any person Distributor knows or has reason to believe will sell or transfer any of the Products outside the Market Area. Notwithstanding the foregoing and where permitted by law, Distributor may, with the prior written approval of Coors, sell one or more Products outside the Market Area to the extent and so long as Coors shall authorize. Nothing herein shall prohibit Distributor from selling Products to, or purchasing Products from, another Coors distributor for the purposes of eliminating product shortages or inventory imbalances. Distributor shall not supply Products to any retail account that sells, delivers or transfers Products to other retail accounts without Coors' prior written approval and compliance with such conditions as Coors shall require.

2.3 If the exclusive rights granted in section 2.1 are or shall become prohibited under federal law or the laws of the state in which the Market Area is located, then such provision shall not apply. In that event, Coors appoints Distributor as a non-exclusive distributor of, and grants Distributor the right to sell the Products in, the Market Area, which shall be Distributor's primary area of responsibility for sale of the Products. In the event applicable law shall require appointment of Distributor pursuant to this provision, Distributor shall provide to Coors all information required by the Standards Manual for sales outside of Distributor's Market Area.

2.4 Distributor hereby accepts such appointment. Distributor acknowledges that it has paid no consideration to Coors in exchange for this appointment.

2.5 Notwithstanding the provisions of section 2.1, if applicable, Coors may, after giving notice to Distributor, permit another person or persons to sell, or Coors may sell one or more Products within the Market Area to the extent and so long as Distributor is unable or unwilling to provide uninterrupted service to accounts within all or any part of the Market Area, provided, where required, permission to do so is obtained from the appropriate state regulatory authorities.

3. TERM

3.1 This Agreement shall continue in effect from the effective date hereof until terminated or amended pursuant to the terms hereof.

3.2 Due to the advisability of changes being made in this Agreement from time to time, this Agreement may be amended, as follows:

3.2.1 Concurrently with the submission of a proposed amendment of this Agreement to the Distributor, Coors will submit to all other Coors distributors in the United States that have signed a distributorship agreement in substantially similar form, an amendment identical to the amendment submitted to the Distributor, except for any change necessary in Coors' opinion to comply with the requirements of state law and the provisions contained in any distributor's Appointment Letter.

3.2.2 Distributor shall indicate its acceptance of all of the terms of the proposed amendment by signing and returning to Coors four (4) copies of the executed amendment. If four (4) copies of the executed amendment shall not have been received by Coors within 90 days after receipt by the Distributor, this Agreement shall automatically terminate and both Coors and the Distributor shall have no further right or obligation hereunder, except under those terms which explicitly survive the termination hereof.

4. DUTIES OF DISTRIBUTOR

Distributor shall actively and aggressively solicit business from every licensed retail account in the Market Area in order to accomplish the purposes of this Agreement and to achieve and maintain the highest practicable distribution of the Products in the Market Area. In particular, Distributor shall:

4.1 Diligently perform quality control practices and procedures throughout the Market Area, in accordance with the Standards Manual.

4.2 Achieve such reasonable performance goals as Coors, with input from Distributor, may establish for Distributor from time to time and communicate in writing to Distributor.

4.3   Maintain wholesale inventories at levels recommended by Coors.

4.4 Maintain sufficient working capital to operate Distributor's business so as to comply with Distributor's obligations under this Agreement.

4.5 Know and adhere to all local, state and federal laws and regulations applicable to Distributor's business. Distributor shall promptly report to Coors any notice of change, suspension or expiration of any permit or license required by any federal, state or municipal agency.

4.6 Provide accurate and timely Product forecasts in accordance with the terms of the Standards Manual.

4.7 Actively promote and market all Coors recommended packages of each Product by following such standards for Product distribution and execution as Coors may from time to time provide, as found in the Standards Manual, and by cooperating in Coors' distributor sales and marketing promotions.

4.8   Provide adequate warehouse area to receive, ship and store
      Products handled by Distributor, refrigerated to the standards set forth in the Standards Manual; and implement and maintain delivery procedures to minimize temperature increases of the Products.

4.9 Provide uninterrupted sales and services to all retail accounts in the Market Area except as precluded by acts of God, war or conditions of national, state or local emergencies. Distributor shall diligently attempt to prevent any service interruption and to restore service as quickly as practicable after any interruption.

4.10 Furnish to Coors, as Coors may from time to time request during the term of this Agreement, by a date specified by Coors reasonably in advance, a detailed business/marketing plan, in the form and covering the matters directed by Coors.

4.11 Maintain adequate information and records of sales and service calls and deliveries; maintain sales and inventory reports; and maintain such other books and records as requested by Coors for purposes of internal operational control. Maintain and submit to Coors such marketing and sales data, organizational and other operational records and reports as may be requested by Coors from time to time.

4.12 Maintain and submit to Coors at least annually, no later than 120 days after the end of Distributor's fiscal year, and more frequently as requested by Coors, complete and accurate financial statements, including a balance sheet as of the end of such year or other period and related statements of income and cash flows for the year or other such period then ended. Such statements shall be compiled, reviewed or audited by a certified public accountant, shall be signed by an officer of Distributor, which signature shall constitute a representation that to the best of the officer's knowledge and belief, the statements fairly and accurately reflect the financial condition of Distributor's business as of the end of the fiscal year or other period and the results of its operations for the year or other period then ended; and to the extent practicable, shall be prepared in accordance with generally accepted accounting principles. If such financial statements are not signed by an officer of Distributor, delivery of the statements to Coors shall constitute Distributor's representation that the financial statements conform to these standards. Upon request, Distributor shall provide Coors with accurate financial statements in similar form and with the same representations for any parent entity owning an 80% or more interest in Distributor. Distributor recognizes that provision of such information is based upon Coors' continuing interest in the financial soundness and viability of Distributor's business. Except when requested by Distributor, Coors shall maintain in confidence all financial information submitted by Distributor under this section, provided that Coors may use such information internally and with its consultants, provided said consultants similarly agree to maintain the information in confidence. Coors may also use such information in preparing composite financial information for groups of distributors and such information may be disclosed to other distributors, provided the identity of any distributor whose financial information is a part of the composite shall not be disclosed and is not ascertainable from the composite information. All financial information submitted by Distributor under this section shall be maintained in the Coors "Credit Department," in Golden, Colorado. All requests to review such information shall be presented for approval by the "Wholesaler Network Department." Any such information released to a "Field Business Area" ("FBA") office shall be given only to the Area Vice President ("AVP") or other FBA employees at the "Director" level or above.

4.13 Permit Coors' representatives to inspect all aspects of Distributor's operations relating to the Products, including all books and sales records at such times as Coors may reasonably request. Distributor shall respond promptly and in good faith to all requests by Coors for the information required under sections
      4.11 and 4.12 and such additional information as shall be reasonably requested by Coors.

4.14 Maintain a "Coverage Ratio" of no less than 1.1 to 1, unless in the reasonable opinion of Coors, based upon factors published by Coors from time to time, there are sound operational or financial reasons why such ratio need not be maintained. The "Coverage Ratio," at any point in time, is defined to be earnings before interest expense, taxes, dividends (or additional salaries, if applicable, e.g., for S corporations), depreciation and amortization, all for the 12-month period ending on the last day of the preceding month, divided by the sum of interest expense for such preceding 12-month period and capital lease and principal payments on debt due during the next 12-month period commencing on the first day of the current month; all as determined from Distributor's annual or periodic financial statements prepared in accordance with section 4.12.

5. REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

5.1 The representations and warranties made by Distributor in connection with its application for the distributorship rights granted hereunder are material inducements upon which Coors has relied in selecting Distributor for the appointment made pursuant to this Agreement. Distributor hereby represents and warrants that all information contained in its application and in the Appointment Letter are true, complete and accurate. Distributor shall promptly notify Coors in writing of any material change in such information.

5.2 Coors shall continually rely upon the information referred to in section 5.1 and upon the financial, sales, statistical and other information previously and hereafter provided by Distributor to Coors hereunder. Distributor warrants the continuing accuracy and completeness of all such information.

5.3 Distributor represents that it has all federal, state and municipal permits and licenses necessary to distribute the Products in the Market Area as contemplated hereby.

6. TERMS OF SALE

6.1 Distributor shall have the sole and exclusive right to establish the price for resale of the Products.

6.2 All sales of Products by Coors to Distributor shall be at such prices and on such cash or credit terms as Coors shall establish from time to time. Coors may, from time to time, in its sole discretion, change prices and terms and conditions of sales, delivery and payment.

6.3 Coors reserves the right to modify or discontinue the sale of any Product, package or container on a national, regional, state or other basis.

6.4 Coors shall have the right to place the Distributor on allocation when the supply of any Product is for any reason insufficient to meet the demands of all distributors. Coors shall not be liable to Distributor for failure to make any delivery to Distributor or delay in any delivery if caused by lack of supply or by any circumstances beyond the reasonable control of Coors.

6.5 Products sold to Distributor hereunder shall be shipped from the locations designated by Coors from time to time, and Coors may at any time change the designated source brewery.

7. CHANGES IN MANAGEMENT

7.1 The parties acknowledge that this is a personal services contract entered into in reliance upon and in consideration of the personal qualifications of the "Principal Manager," "Operating Manager," or any "Manager" identified in Distributor's Appointment Letter. If any person so identified as a Principal Manager, Operating Manager or any other Manager in Distributor's Appointment Letter, or any other person hereafter approved as a successor to such person, ceases to serve in that capacity or to devote full time to that function, Distributor shall give immediate written notice to the Coors' field sales office.

7.2 Coors may, in its discretion, disapprove any proposed successor Principal Manager, Operating Manager, or Manager if, in its reasonable judgment, the proposed successor does not meet the management standards established and published by Coors from time to time. Any failure by Coors to disapprove a proposed successor Manager shall not be construed as Coors' determination with respect to the qualifications of such successor. Distributor and Coors shall cooperate to identify a person meeting the management standards and accomplishing the purposes of this Agreement.

7.3 Distributor shall prepare and update, as applicable, a succession plan for the ownership and management of Distributor's business.

8. CHANGES IN CONTROL AND OWNERSHIP OF DISTRIBUTOR

8.1 If Distributor is a corporation, limited liability company ("LLC"), partnership or other entity, Coors' written approval shall be obtained prior to (A) any change in the record or beneficial ownership of 10 percent or more of Distributor's outstanding stock, membership interests, partnership interests or other ownership or equity interests, determined on a cumulative basis from the effective date of the last approved ownership change of this Agreement; (B) any change in such ownership that results in a change in majority control of Distributor; (C) any change in any of Distributor's principal officers, directors or managing partners (or managers if Distributor is an LLC); or (D) any resignation, removal or admission of any additional or substitute general partner of Distributor or of any general partner of a Distributor partnership.

8.2 Distributor shall not, without the prior written approval of Coors, assign, pledge, hypothecate or otherwise encumber this Agreement or any rights hereunder. Distributor shall not cause or permit the assignment, pledge, encumbrance or hypothecation of any ownership interest in Distributor, whether in the form of stock, membership interests or otherwise. In the event Distributor shall assign, pledge or hypothecate this Agreement or the rights hereunder without Coors' consent, such assignment shall be void.

8.3 Distributor shall not, without the prior written approval of Coors, change the form of business entity or permit the occurrence of any merger, consolidation or event or series of events that have the effect of transferring the ownership, control or management of Distributor.

8.4 Distributor may, without Coors' consent, acquire the rights to sell other brands of beer or other beverages in the Market Area or elsewhere, provided the transaction by which such brands are acquired does not involve a transaction requiring Coors' consent or review under sections 8.1, 8.2, 8.3, 8.5 or 8.6. The acquisition of such other brands shall not reduce Distributor's obligations to Coors. At least 30 days prior to the closing of an acquisition relating to other brands or products, which acquired brands or products are likely to result in Distributor revenues greater than 25% of Distributor's prior year total revenues from the sale of beer or other beverages, Distributor shall provide the applicable Coors' AVP with information and assurances for performance in efforts, resources and manpower such that there will be no dilution of effort as to the Products.

8.5 The sale, transfer or disposition of any portion of Distributor's business that includes the purchase and sale of Products (the "Sale Transaction"), whether in the form of sale of assets, stock, membership interests or partnership interests, merger or otherwise, including transfers by operation of law, except as provided in section 8.9, shall be subject to Coors' prior approval of the prospective purchaser or successor as provided in sections 8.6 and 8.7 and to the terms of this section 8.5.

8.5.1 If Distributor desires to pursue a Sale Transaction regardless of the form of such proposed transaction, Distributor shall meet with Coors to discuss Distributor's plans and shall give Coors written notice (a "Sale Notice") of Distributor's intent to effect a Sale Transaction prior to conducting discussions with any third party, including another of Distributor's suppliers. If Distributor receives an unsolicited offer for a Sale Transaction, no meeting with or notice to Coors shall be required unless and until Distributor has the intent to sell the business. Coors shall not be obligated to review any request for approval of a Sale Transaction under section 8.6 until Distributor meets with Coors to discuss such matter, gives Coors a Sale Notice and permits Coors to exercise its rights under section 8.5.2.

8.5.2 Upon receipt of a Sale Notice from Distributor, Coors or any affiliate or assignee of Coors (for purposes of this Article 8 referred to as "Coors") shall have the right to negotiate exclusively with Distributor for a Sale Transaction that is contemplated by a Sale Notice. If, for the most recent prior year, the Products represent less than 20% of Distributor's total revenues attributable to beverage sales, Coors may elect to negotiate to purchase that portion of Distributor's business relating to the sale of Products (the "Coors' Business"). In the event that the proposed Sale Transaction shall have created a right in another of Distributor's suppliers (or its assignee) to purchase all or a portion of the Distributor's business that is the subject of the proposed Sale Transaction (such that Coors cannot purchase the entire Sale Transaction), Coors shall also have the right to negotiate for the Coors' Business. Within 30 days after receipt of the Sale Notice, Coors shall notify the Distributor in writing whether or not Coors will exercise its right to negotiate exclusively for the Sale Transaction or the Coors' Business. If Coors elects not to so negotiate, or if Coors fails within such 30-day period to notify Distributor of its intent to so negotiate, then Coors' right to negotiate exclusively shall be deemed waived. If Coors notifies
      Distributor of its intent to negotiate for the Sale Transaction or only the Coors' Business, Distributor and Coors shall negotiate exclusively and in good faith for a period of 120 days, commencing on Distributor's receipt of Coors' notice of its election to negotiate. If such negotiations result in an agreement between Distributor and Coors, the parties shall promptly consummate closing of the transaction pursuant to such agreement. If Coors and Distributor fail to reach an agreement to purchase within such 120-day period, or if Coors waives its right to negotiate, then Distributor may proceed to negotiate with a third party; provided, however, that if, for the most recent prior year, the Products represent less than 20% of Distributor's total revenues attributable to beverage sales or if the third party is another of Distributor's suppliers (or its assignee), Coors may elect to purchase (and close contemporaneously with the closing of a third party Sale Transaction) the Coors' Business at its fair market value, determined according to the appraisal process set forth in section 8.5.3.1; and, provided that completion of any such third-party transaction shall be subject to the terms of sections 8.5.3, 8.6 and 8.7. If the resulting Sale Transaction with a third party does not close within one year after termination or waiver of the 120-day negotiation period, Coors shall be entitled to a new Sale Notice under section 8.5.1 and the provisions of this section 8.5.2 shall again apply.

8.5.3 If, after Distributor and Coors have negotiated as provided in section 8.5.2, they have not reached an agreement under such provision, and if, within a period of one year after the termination of the 120-day negotiation period, Distributor receives a bona fide offer for a Sale Transaction from a third party and such offer is (A) at a purchase price that is valued as provided herein at equal to or less than any purchase price previously offered by Coors, in writing, pursuant to the negotiations under section 8.5.2; or (B) for a Sale Transaction that is substantially different, either in form or as to the extent of the Distributor's business being sold, from the Sale Transaction contemplated by the Sale Notice, then, for a period of 30 days after receipt of Distributor's written request for Coors' approval of the proposed transfer to such third party under section 8.6 (the "Approval Request), Coors shall have the right to purchase that portion of Distributor's business subject to the proposed third party Sale Transaction at the purchase price applicable to the proposed Sale Transaction. Coors may exercise such right by giving written notice to Distributor within such 30-day period (the "Exercise Period"), whereupon
      Distributor shall promptly execute such documents as shall be reasonably required by Coors to complete the Sale Transaction with Coors.

     8.5.3.1 In the event that the terms of the Sale Transaction to the third party provide for a portion of the purchase price to be paid in property, services or other consideration other than cash (the "Non-Cash Consideration"), then the purchase price shall be calculated including the fair market value of such property, services or other consideration. Failing agreement by Distributor and Coors, the fair market value shall be determined by a single independent appraiser appointed as hereafter described. Within 30 days after the Approval Request, Distributor and Coors shall each appoint an independent appraiser knowledgeable as to the valuation of such property and within 15 days thereafter those two persons shall select the independent appraiser. The independent appraiser shall promptly determine the fair market value of the Non-Cash Consideration. The Non-Cash Consideration shall be paid in cash at closing by Coors in the event Coors shall exercise the right to purchase granted by this section 8.5.3. The costs and expenses of the three appraisers shall be shared equally by Distributor and Coors.

     8.5.3.2 The Exercise Period shall be extended until 30 days after the completion of the reports of the independent appraiser. If Coors fails to exercise its purchase right within the Exercise Period or extension thereof, Distributor may proceed with the Sale Transaction to the third party, provided that completion of such transaction shall be subject to the terms of sections 8.6 and 8.7. If the proposed third party Sale Transaction is not closed within one year after the termination of Coors' right to purchase under this section 8.5.3, Coors shall be entitled to a new Sale Notice and the provisions of section 8.5.2 and this section 8.5.3 shall again apply.

8.6 Prior to effecting any Sale Transaction, subject to the other provisions of this Article 8, Distributor will submit to Coors a copy of the proposed agreement for transfer and shall cause the prospective purchaser to submit to Coors a completed distributorship application and such other forms and information as may be requested by Coors. Coors shall review the application in light of the then current market conditions in the Market Area. Completion of the Sale Transaction shall be effected only after: Coors has approved, in writing to Distributor, the prospective purchaser and the terms of the Sale Transaction; the prospective purchaser has agreed in writing to assume all of the terms and conditions of this Agreement; all accounts between Distributor and Coors have been settled, or adequate security has been posted by Distributor or Coors, as the case may be, to secure any account that is disputed; and a complete and absolute mutual release between Distributor and Coors, covering all matters other than product liability, shall have been executed and delivered by each party to the other in a form satisfactory to Distributor and Coors.

8.7 Coors has the right to do business with persons of its own choosing and shall have complete discretion to approve any prospective purchaser of Distributor's business. From time to time, Coors will promulgate guidelines regarding the criteria for evaluation of distributor candidates.

8.8 If Coors disapproves a Sale Transaction under section 8.6, then for a period of 30 days after it gives notice to Distributor of such disapproval, Coors or its assignee shall have the right to purchase that portion of Distributor's business relating to the Sale Transaction at the purchase price of the disapproved Sale Transaction. Non-Cash Consideration shall be valued under the procedures set forth in section 8.5.3.1. In the event that the sale transaction involves Non-Cash Consideration, the period within which Coors may exercise its right to purchase shall be extended until 30 days after the completion of the report of the independent appraiser.

8.8.1 In the alternative, if, for the most recent prior year, the Products represent less than 20% of Distributor's total revenues attributable to beverage sales, Coors may elect within the same 30-day period to purchase from Distributor the Coors Business at fair market value determined according to the appraisal procedures set forth in section 8.5.3.1. Coors may purchase such other assets and portion of Distributor's business as Coors and Distributor may agree.

8.8.2 Coors shall not be entitled to exercise the purchase rights under this section if the proposed purchaser under the Sale Transaction is a member of Distributor's immediate family (as defined in section 8.9) and the proposed price is substantially below fair market value as determined by the appraisal process under section 8.5.3.1.

8.8.3 As promptly as practicable after notice of exercise of the purchase rights under this section, Distributor shall execute and deliver to Coors such documents as shall be required to complete the Sale Transaction or alternate purchase transaction.

8.9 Notwithstanding any provision of this Article 8, no approval by Coors shall be required for any transfer of ownership in the distributorship upon the death or incompetence of the Distributor or its principal owner to or for the benefit of a member of Distributor's or such principal owner's immediate family. For the purposes of this provision and section 8.8.2, immediate family shall be limited to parent, spouse, sibling, adult child and adopted adult child. The provisions of Article 7 shall apply to any change in Manager regardless of the application of this section 8.9.

9. TRADEMARKS

9.1 Distributor acknowledges that the trademarks, trade names, service marks and other trade designations Coors uses in connection with all Products and other products sold or licensed to be sold by Coors are and shall remain the sole and exclusive property of Coors. Coors reserves all rights with respect thereto, including without limitation the right to license the use of its trademarks and trade names, designs, brand names, labels, promotional slogans and service marks on merchandise, goods, items and services.

9.2 Coors hereby grants Distributor, for the term of this Agreement only, a limited, non-assignable and non-transferable right to use those Coors' trademarks and trade names associated with the Products in distributing, advertising and promoting the sale of the Products. All such usage shall be in accordance with the policies set forth in the Distributor Standard on Trademark Licensing contained in the Standards Manual.

9.3 Unless Distributor was operating under a name including the name "Coors" prior to July 1, 1989, Distributor shall not include in its business or corporate name the name "Coors" or any other trademark or trade name of Coors without Coors' prior written consent. If any such name is used as part of Distributor's business or corporate name, regardless of when such usage commenced, upon termination of this Agreement, or sale of the distributorship or sale of the rights granted under this Agreement, Distributor shall, at its own expense, immediately change its name and discontinue all use and display thereof.
      Upon termination of this Agreement, upon sale of the distributorship or sale of the rights granted under this Agreement or upon written request from Coors, all rights conferred under this Article 9 shall terminate and Distributor shall discontinue the display and use of any trademark or trade name of Coors or any other name resembling such trademark or trade name. Prior to leasing, selling or transferring any vehicle, facility, equipment, office supplies or other property bearing any trademark or trade name of Coors, Distributor shall remove or cause the removal of such trademark or trade name.

10. TERMINATION OF AGREEMENT

10.1 This Agreement may be terminated at any time by mutual agreement of the parties or by Distributor upon 90 days' prior written notice to Coors.

10.2 Upon the occurrence of any of the following events, Coors may, by giving written notice to Distributor, immediately terminate this Agreement, without obligation to comply with the provisions of section 10.3 and without paying any amount to Distributor except with respect to the repurchase of Distributor's inventory pursuant to section 10.5:

10.2.1 Revocation or non-renewal of Distributor's federal, state or local license or permit to sell or distribute beer.

10.2.2 Suspension for a period of 14 calendar days of the Distributor's federal, state or local license or permit to sell or distribute beer.

10.2.3 The inability of Distributor to pay its debts as they mature; or Distributor's liabilities exceed the fair market value of its assets; or the filing by Distributor of a voluntary petition seeking relief under any provision of any bankruptcy or other law for the relief of debtors; or the filing of a petition seeking to have distributor declared bankrupt or seeking any reorganization or recapitalization of distributor, unless such petition shall have been vacated within 30 days from the filing thereof prior to the effective date of the termination of this Agreement; or the appointment of a receiver or trustee for a substantial portion of the property or assets of Distributor, unless such appointment shall have been vacated within 30 days from the date thereof and prior to the effective date of the termination of this Agreement; or the execution by Distributor of an assignment for the benefit of creditors; or the dissolution or liquidation of Distributor.

10.2.4 Conviction of Distributor, any owner of Distributor or any Manager of a felony or other crime that, in Coors' reasonable judgment, may adversely affect the goodwill of Distributor or Coors.

10.2.5 Fraudulent conduct or misrepresentation on the part of Distributor, any owner of Distributor, any Manager or any supervisory employee of Distributor in dealing with Coors or the Products.

10.2.6 Distributor's failure to pay Coors for Products purchased from Coors, when such payment is due under the terms and conditions of sale established by Coors from time to time.

10.2.7 Intentional conduct by the managers or employees of Distributor in permitting the Sale of Products outside the quality standards set forth in the Standards Manual.

10.2.8 Completion of any transaction requiring Coors' prior approval under Article 8 without obtaining such approval.

10.2.9 The cessation of the Distributor's business for five consecutive days, unless such cessation is the result of acts of God, war or conditions of national, state or local emergencies.

10.3 The following shall be considered "Deficiencies":

10.3.1 Failure by Distributor to comply with any of the requirements of the Standards Manual;

10.3.2  The failure of any representation or warranty under
        Article 5 hereof;

10.3.3 Failure by Distributor to comply with any of the commitments of the Appointment Letter;

10.3.4 Failure by Distributor to achieve reasonable performance requirements established pursuant to sections 4.1 and 4.2 of this Agreement and the procedures set forth in the Standards Manual;

10.3.5 Failure by Distributor to make timely payment of any other obligation owing to Coors;

10.3.6 Conduct unbecoming a reputable business person, which, in the reasonable opinion of Coors, may adversely affect the reputation of Coors or the reputation of the Products;

10.3.7 Failure by Distributor to submit to Coors a succession plan, as provided in section 7.3;

10.3.8 Failure by Distributor to perform any of the other obligations, duties or responsibilities under this Agreement.

10.4 Coors may, at any time, give Distributor written notice of a Deficiency.

10.4.1 If the Deficiency is the Distributor's failure to achieve any sales performance requirement established by Coors pursuant to section 4.2 and the system set forth in the Standards Manual, then within 30 days of the Distributor's receipt of notice thereof, a representative of Coors shall communicate with the Distributor Manager(s) to discuss a process by which such sales performance deficiency will be cured. Coors shall provide assistance to the Distributor in formulating a plan and timetable for corrective action, including participation by representatives of Coors in the performance improvement plan described in the Standards Manual. No later than 60 days after the initial discussions with Coors following the notice of sales performance deficiency, the Distributor shall provide to Coors a completed plan, in form reasonably acceptable to Coors, describing the process and timetable for corrective action. Thereafter, for the duration of the time period of the cure process, Coors shall provide special assistance to the Distributor pursuant to the performance improvement plan described in the Standards Manual.

10.4.2 If the Deficiency relates to other than sales performance, Coors shall specify the reasons for such notice, the items to be corrected and the time period within which each Deficiency must be corrected. To the extent that such Deficiency cannot reasonably be corrected within 30 days of the receipt of Coors' written notice of Deficiency, Distributor shall have a period of 30 days from such notice to submit a detailed plan and timetable of corrective action for Coors' review. Coors and Distributor shall agree upon a reasonable timetable to correct to Coors' satisfaction each Deficiency set forth in Distributor's plan of corrective action, but in no event shall such period exceed 120 days from Coors' notice of Deficiency. Distributor shall not be permitted to cure any Deficiency which has been the subject of a previous notice of deficiency and cure on two or more prior occasions within the 24-month period prior to the subject deficiency.

10.4.3 If Distributor fails to cure any Deficiency set forth in the notice from Coors under either section 10.4.1 or section
      10.4.2 to Coors' reasonable satisfaction within the appropriate period provided in section 10.4.1 or section 10.4.2 or if the subject deficiency has been the subject of a previous notice of deficiency and cure on two or more prior occasions within the prior 24-month period, Coors may, by giving written notice to Distributor, immediately terminate this Agreement. In lieu of termination and notwithstanding the provisions of section 2.1, Coors may elect to alter Exhibit B so as to reduce Distributor's Market Area and/or alter Exhibit A so as to remove one or more of the Products that the Distributor may buy and resell under this Agreement.

10.5 Promptly upon expiration or termination of this Agreement for any reason, Distributor will sell and deliver to Coors, or as directed by Coors, at Distributor's laid-in costs, Distributor's inventory of Products complying with Coors' quality standards as of the date of termination. "Laid-in costs" shall mean the delivered purchase price paid by Distributor to Coors for such Products, plus deposits, plus the amount of any state and local taxes paid by Distributor in connection with the purchase of such Products. Distributor shall separate all inventory not complying with Coors' quality standards ("Noncomplying Inventory") and follow Coors' instructions for disposition of such Products. Payment by Coors shall be conditioned on Distributor's compliance with the terms of this paragraph. All of Distributor's Noncomplying Inventory shall be destroyed by Distributor. All Products in the retail market more than 14 days "out of code" shall also be destroyed and replaced by Distributor from Distributor's remaining inventory or shall be repurchased from the affected retailer by Distributor and destroyed, all at Distributor's cost. If Distributor fails to locate and destroy such Products in the retail market, Coors, at its option, may do so and reduce the amount paid for Distributor's inventory by the reasonable cost of such actions. Distributor shall immediately surrender and deliver to Coors, or as directed by Coors, all barrels, pallets, bottles, cases and supplies acquired by Distributor from Coors, and Coors shall promptly refund Distributor's deposits for such items to Distributor.
      Distributor shall immediately surrender and deliver to Coors, or as directed by Coors, all of Coors' signs and advertising displays in Distributor's possession, and Coors shall reimburse Distributor's actual costs, plus cost of delivery as directed by Coors. Distributor and Coors shall, as promptly as practicable, adjust all outstanding accounts, and Distributor or Coors, as the case may be, shall immediately pay to the other any remaining balances due. Upon termination, all unfilled orders placed by Distributor shall be deemed canceled.

11. RESOLUTION OF DISPUTES

11.1 Except as set forth below, if any dispute between Distributor and Coors shall occur, including without limitation a dispute as to whether Coors has grounds to terminate this Agreement, such dispute shall be submitted by Distributor for informal mediation ("Mediation") of the dispute by the president of Coors (or his designee) within 60 days of the date the dispute shall first arise. Coors, but not Distributor, shall be bound by the decision of the president of Coors (or his designee) concerning the dispute. Mediation shall be a condition precedent to Distributor's right to pursue any other remedy available under this Agreement or otherwise available under law. Coors shall not be required to mediate any claim against Distributor for nonpayment of Distributor's outstanding account.

11.2 Any and all disputes between Distributor and Coors, except nonpayment of Distributor's account, including without limitation a dispute as to whether Coors has grounds to terminate this Agreement, which disputes are not resolved by Mediation, shall be submitted to binding arbitration in the city nearest to Distributor in which there is a regional office of the American Arbitration Association, before a single arbitrator, in accordance with the Commercial Arbitration Rules and procedures of the American Arbitration Association. Any and all disputes shall be submitted to arbitration hereunder within one year from the date the dispute first arose or shall be forever barred. Arbitration hereunder shall be in lieu of all other remedies and procedures, provided that either party hereto may seek preliminary injunctive relief prior to the commencement of such Arbitration proceedings.

12. MISCELLANEOUS PROVISIONS

12.1 The provisions of this Agreement are subject to and shall be governed by the laws of the State and other subordinate jurisdictions in which Distributor's principal place of business is located. The laws, rules and regulations of such jurisdiction are hereby incorporated in this Agreement and made a part hereof to the extent that such laws, rules and regulations are required to be so incorporated and, to such extent, shall supersede any conflicting provision of this Agreement, including, but not limited to, the requirement for or length of any notice period.

12.2 The illegality or unenforceability of any provision of this Agreement will not impair the legality or enforceability of any other provision of this Agreement.

12.3 Failure by Coors or Distributor to enforce any term or provision in this Agreement in any specific instance shall not constitute a waiver by such party of any such term or provision, and Coors and Distributor may enforce such term or provision in any subsequent instance without limitation or penalty.

12.4 Unless otherwise indicated herein, any notice provided for herein may be served by personal service upon either party or by facsimile, followed by certified mail, if to Coors, to the attention of its Senior Vice President of Sales or, should there be a title change, the senior sales executive, at the address indicated on the signature line hereof, and, if to Distributor, to its Principal Manager or Operating Manager, at such address as provided to Coors by Distributor's as its corporate address of record.

12.5 Except as stated herein, this Agreement may be amended only by a writing executed by both parties, except that Coors may unilaterally amend this Agreement at any time if such amendment does not materially and adversely affect distributor and is effective as to all distributors in its distributor network bound by an agreement similar to this Agreement.

12.6  This Agreement, the Standards Manual, and the Appointment
      Letter contain the entire agreement of the parties with respect to the subject matter hereof; there are no other representations, inducements, promises or agreements, oral or otherwise, between the parties. In the event of an inconsistency between this Agree ment and any document incorporated herein, the terms of this Agreement shall control.

12.7 Nothing herein shall be construed to make Distributor the joint venturer, partner, agent, servant or employee of Coors, and Distributor shall not have the power to bind or obligate Coors except as specifically set forth in this Agreement.

This Agreement is executed by Distributor on the ______ day of __________________, 1997, effective as of January 1, 1997.

LEGAL NAME
DBA TYPE DBA NAME

By__________________________________
    SIGNOR

Coors Brewing Company
311 10th Street - NH511
Golden, CO  80401

By__________________________________
     Carl L. Barnhill
     Senior Vice President, Sales


DISTRIBUTOR NO